FNF Reports First Quarter 2024 Financial Results

Jacksonville, Fla. – (May 8, 2024) - Fidelity National Financial, Inc. (NYSE:FNF) (“FNF” or the “Company”), a leading provider of title insurance and transaction services to the real estate and mortgage industries and a leading provider of insurance solutions serving retail annuity and life customers and institutional clients through its majority-owned, publicly traded subsidiary F&G Annuities & Life, Inc. (NYSE:FG) (“F&G”), today reported financial results for the first quarter ended March 31, 2024.

Net earnings attributable to common shareholders for the first quarter were $248 million, or $0.91 per diluted share (per share), compared to a net loss of $59 million, or $0.22 per share, for the first quarter of 2023. Net earnings attributable to common shareholders include mark-to-market effects and non-recurring items; all of which are excluded from adjusted net earnings attributable to common shareholders.

Adjusted net earnings attributable to common shareholders (adjusted net earnings) for the first quarter were $206 million, or $0.76 per share, compared to $151 million, or $0.56 per share, for the first quarter of 2023. The Title Segment contributed $130 million, compared to $115 million for the first quarter of 2023. The F&G Segment contributed $95 million, compared to $52 million for the first quarter of 2023. The Corporate Segment had adjusted net earnings of $8 million before eliminating $27 million of dividend income from F&G in the consolidated financial statements, compared to adjusted net losses of $16 million for the first quarter of 2023. The Title Segment’s increase reflects stable residential and commercial orders closed and a higher average fee per file. F&G Segment adjusted net earnings include alternative investment returns below our long-term expectations of $44 million and significant income items of $5 million. Please see “Segment Financial Results” for F&G under “Non-GAAP Measures and Other Information” for further explanation.

Company Highlights

•Title Segment revenue and margin uplift despite difficult market conditions: For the Title Segment, total revenue of $1.7 billion for the quarter, a 7% increase over $1.6 billion in the first quarter of 2023. Total revenue, excluding recognized gains and losses, of $1.6 billion for the first quarter, a 5% increase over $1.5 billion in the first quarter of 2023. Adjusted pre-tax title margin was 10.7% for the quarter, compared to 10.0% in the first quarter of 2023
•F&G Segment sustainable sales growth across multi-channel platform and record assets under management: For the F&G Segment, gross sales of $3.5 billion for the first quarter, a 6% increase over the first quarter of 2023. F&G achieved record assets under management (AUM) of $49.8 billion as of March 31, 2024, driven by new business flows, stable inforce retention and net debt and equity proceeds over the past twelve months
•Sustainable common dividend backed by strong balance sheet: FNF paid common dividends of $0.48 per share for $130 million and ended the first quarter with $618 million in cash and short-term liquid investments at the holding company

William P. Foley, II, Chairman, commented, “Our Title segment continues to navigate a challenging housing market having delivered an industry leading adjusted pre-tax title margin of 10.7% for the first quarter. While higher interest rates are impacting residential purchase volumes, F&G’s business has performed well, regardless of the rate environment, having achieved record assets under management before flow reinsurance of $58.0 billion in the first quarter and providing an important counterbalance for our Title business. Together, our businesses delivered a 36% increase in adjusted net earnings over the prior year quarter. Looking forward, we will prudently manage the Company and maintain a balanced capital allocation strategy focused on growing our business through attractive acquisitions while maintaining a steady return of capital to our shareholders through our quarterly dividend as we await the eventual turn in residential purchase volumes.”

Summary Financial Results

(In millions, except per share data)	Three Months Ended
	March 31, 2024	March 31, 2023
Total revenue	$3,299	$2,474
F&G total gross sales[1]	$3,495	$3,281
F&G assets under management[1]	$49,787	$45,311
Total assets	$84,496	$69,654
Adjusted pre-tax title margin	10.7%	10.0%
Net earnings attributable to common shareholders	$248	$(59)
Net earnings per share attributable to common shareholders	$0.91	$(0.22)
Adjusted net earnings[1]	$206	$151
Adjusted net earnings per share[1]	$0.76	$0.56
Weighted average common diluted shares	272	271
Total common shares outstanding	273	272

1 See definition of non-GAAP measures below

Segment Financial Results

Title Segment
This segment consists of the operations of the Company’s title insurance underwriters and related businesses, which provide core title insurance and escrow and other title-related services including loan sub-servicing, valuations, default services, and home warranty.

Mike Nolan, Chief Executive Officer, said, “While the residential housing market has remained under pressure due to higher interest rates and lack of supply, we continue to conservatively manage the business to the trend in open orders as we work to protect our profitability. This can be seen, once again, in our industry leading margins in the first quarter. Importantly, we are well positioned for the current environment as well as the longer term. While the timing of a potential rebound in the housing market is uncertain, we believe there is significant pent up demand given favorable demographics in the U.S. that will be unlocked once mortgage rates begin to moderate.”

First Quarter 2024 Highlights

•Total revenue of $1.7 billion, compared with $1.6 billion in the first quarter of 2023
•Total revenue, excluding recognized gains and losses, of $1.6 billion, a 5% increase over first quarter of 2023
◦Direct title premiums of $440 million, a 3% increase over first quarter of 2023
◦Agency title premiums of $593 million, an 8% increase over first quarter of 2023
◦Commercial revenue of $238 million, a 1% decrease from first quarter of 2023
•Purchase orders opened increased 5% on a daily basis and purchase orders closed increased 1% on a daily basis from the first quarter of 2023
•Refinance orders opened decreased 2% on a daily basis and refinance orders closed decreased 4% on a daily basis from first quarter of 2023
•Commercial orders opened were in line with first quarter of 2023 and commercial orders closed decreased 2% from first quarter of 2023
•Total fee per file of $3,555 for the first quarter, a 3% increase over the first quarter of 2023

First Quarter 2024 Financial Results

•Pre-tax title margin of 13.1% and industry leading adjusted pre-tax title margin of 10.7% for the first quarter of 2024, compared to 10.1% and 10.0%, respectively, in the first quarter of 2023.
•Pre-tax earnings from continuing operations in Title for the first quarter of $218 million, compared with $157 million for the first quarter of 2023
•Adjusted pre-tax earnings in Title for the first quarter of $171 million compared with $153 million for the first quarter of 2023. The increase reflects stable residential and commercial orders closed and a higher average fee per file

F&G Segment
This segment consists of operations of FNF’s majority-owned subsidiary F&G, a leading provider of insurance solutions serving retail annuity and life customers and funding agreement and pension risk transfer institutional clients.

Chris Blunt, President and Chief Executive Officer, commented, “We delivered gross sales of $3.5 billion in the first quarter, an increase of 6% from the year ago first quarter, driven by strength in Retail and Institutional market sales. We also launched our RILA product in the first quarter and believe it can be a meaningful contributor over time as we tap into a relatively younger demographic. Looking to the balance of the year, we remain confident in achieving our double digit sales growth guidance for 2024 combined with delivering continued margin expansion from the many strategic initiatives that we have in place. Underpinning our results and outlook is the credit quality of our portfolio which has remained strong through the quarter.”

First Quarter 2024

•Profitable gross sales: Gross sales of $3.5 billion for the first quarter, an increase of 6% from $3.3 billion in the first quarter of 2023, driven by strong retail channel sales and robust institutional market sales
•Strong Retail channel sales of $2.8 billion for the first quarter, in line with the first quarter of 2023; reflects record indexed annuity sales offset by lower multiyear guaranteed annuity sales, leading to a higher percentage of net sales retained as compared to the prior year quarter
•Robust Institutional market sales of $0.7 billion, compared to $0.5 billion in the first quarter of 2023, driven by higher pension risk transfer sales
•Net sales of $2.3 billion for the first quarter, compared to $2.2 billion in the first quarter of 2023
•Record assets under management (AUM) of $49.8 billion as of March 31, 2024, an increase of 10% from $45.3 billion as of March 31, 2023, driven by net new business flows, stable inforce retention and net debt and equity proceeds over the past twelve months. AUM before flow reinsurance was $58.0 billion as of March 31, 2024
•Net earnings attributable to common shareholders for F&G Segment of $98 million for the first quarter due to unfavorable mark-to-market movement, compared to a net loss of $164 million for the first quarter of 2023 which included unfavorable mark-to-market movement
•Adjusted net earnings attributable to common shareholders for F&G Segment of $95 million for the first quarter, compared to $52 million for the first quarter of 2023.
◦F&G’s adjusted net earnings reflect alternatives investment portfolio short-term mark-to-market movement that differs from long-term return expectation. The first quarter of 2024 includes short term investment income from alternative investments and $5 million of significant income items, whereas the first quarter of 2023 included short term investment income from alternative investments and $31 million of significant expense items
◦As compared to the prior year quarter, adjusted net earnings reflect asset growth and diversification of margin from accretive flow reinsurance fees and owned distribution margin, partially offset by an increase in interest expense due to planned capital market activity and higher operating costs in line with the growth in sales and assets and continued investments in our operating platform
◦Please see “Segment Financial Results” for F&G under “Non-GAAP Measures and Other Information” for further explanation

Conference Call
We will host a call with investors and analysts to discuss FNF’s first quarter 2024 results on Thursday, May 9, 2024, beginning at 11:00 a.m. Eastern Time. A live webcast of the conference call will be available on the Events and Multimedia page of the FNF Investor Relations website at fnf.com. The conference call replay will be available via webcast through the FNF Investor Relations website at fnf.com. The telephone replay will be available from 3:00 p.m. Eastern Time on May 9, 2024, through May 16, 2024, by dialing 1-844-512-2921 (USA) or 1-412-317-6671 (International). The access code will be 13745523.

About Fidelity National Financial, Inc.
Fidelity National Financial, Inc. (NYSE: FNF) is a leading provider of title insurance and transaction services to the real estate and mortgage industries. FNF is the nation’s largest title insurance company through its title insurance underwriters - Fidelity National Title, Chicago Title, Commonwealth Land Title, Alamo Title and National Title of New York - that collectively issue more title insurance policies than any other title company in the United States. More information about FNF can be found at fnf.com.

About F&G
F&G is part of the FNF family of companies. F&G is committed to helping Americans turn their aspirations into reality. F&G is a leading provider of insurance solutions serving retail annuity and life customers and institutional clients and is headquartered in Des Moines, Iowa. For more information, please visit fglife.com.

Use of Non-GAAP Financial Information
Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, this earnings release includes non-GAAP financial measures, which the Company believes are useful to help investors better understand its financial performance, competitive position and prospects for the future. These non-GAAP measures include adjusted net earnings per share, adjusted pre-tax title earnings, adjusted pre-tax title earnings as a percentage of adjusted title revenue (adjusted pre-tax title margin), adjusted net earnings attributable to common shareholders (adjusted net earnings), assets under management (AUM), average assets under management (AAUM) and sales.

Management believes these non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Our non-GAAP measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate such non-GAAP measures in the same manner as we do.

The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. By disclosing these non-GAAP financial measures, FNF believes it offers investors a greater understanding of, and an enhanced level of transparency into, the means by which the Company’s management operates the Company.

Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net earnings, net earnings attributable to common shareholders, net earnings per share, or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. Further, FNF's non-GAAP measures may be calculated differently from similarly titled measures of other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are provided below.

Forward-Looking Statements and Risk Factors
This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding our expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management's beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: changes in general economic, business, political crisis, war and pandemic conditions, including ongoing geopolitical conflicts; weakness or adverse changes in the level of real estate activity, which may be caused by, among other things, high or increasing interest rates, a limited supply of mortgage funding or a weak U.S. economy; our potential inability to find suitable acquisition candidates; our dependence on distributions from our title insurance underwriters as a main source of cash flow; significant competition that F&G and our operating subsidiaries face; compliance with extensive government regulation of our operating subsidiaries, including regulation of title insurance and services and privacy and data protection laws; systems damage, failures, interruptions, cyberattacks and intrusions, or unauthorized data disclosures; and other risks detailed in the "Statement Regarding Forward-Looking Information," "Risk Factors" and other sections of FNF's Form 10-K and other filings with the Securities and Exchange Commission.
FNF-E

SOURCE: Fidelity National Financial, Inc.; F&G Annuities & Life, Inc.

CONTACT:
Lisa Foxworthy-Parker
SVP of Investor & External Relations
Investors@fnf.com
515.330.3307

FIDELITY NATIONAL FINANCIAL, INC.
FIRST QUARTER SEGMENT INFORMATION
(In millions, except per share data)
(Unaudited)

	Consolidated	Title	F&G	Corporate and Other	Eliminations
Three Months Ended
March 31, 2024
Direct title premiums	$440	$440	$—	$—	$—
Agency title premiums	593	593	—	—	—
Escrow, title related and other fees	1,281	484	741	56	—
Total title and escrow	2,314	1,517	741	56	—

Interest and investment income	710	83	616	38	(27)
Recognized gains and losses, net	275	63	212	—	—
Total revenue	3,299	1,663	1,569	94	(27)

Personnel costs	727	618	66	43	—
Agent commissions	460	460	—	—	—
Other operating expenses	369	285	58	26	—
Benefits & other policy reserve changes	1,161	—	1,161	—	—
Market risk benefit (gains) losses	(11)	—	(11)	—	—
Depreciation and amortization	167	36	123	8	—
Provision for title claim losses	46	46	—	—	—
Interest expense	49	—	30	19	—
Total expenses	2,968	1,445	1,427	96	—

Pre-tax earnings (loss)	$331	$218	$142	$(2)	$(27)

Income tax expense (benefit)	63	45	26	(8)	—
Earnings (loss) from equity investments	1	1	—	—	—
Non-controlling interests	21	2	18	1	—

Net earnings (loss) attributable to common shareholders	$248	$172	$98	$5	$(27)

EPS attributable to common shareholders - basic	$0.92

EPS attributable to common shareholders - diluted	$0.91

Weighted average shares - basic	271
Weighted average shares - diluted	272

FIDELITY NATIONAL FINANCIAL, INC.
FIRST QUARTER SEGMENT INFORMATION
(In millions, except per share data)
(Unaudited)

	Consolidated	Title	F&G	Corporate and Other	Eliminations
Three Months Ended
March 31, 2024
Net earnings (loss) attributable to common shareholders	$248	$172	$98	$5	$(27)

Pre-tax earnings (loss) from continuing operations	$331	$218	$142	$(2)	$(27)

Non-GAAP Adjustments
Recognized (gains) and losses, net	(31)	(63)	32	—	—
Market related liability adjustments	(55)	—	(55)	—	—
Purchase price amortization	41	16	22	3	—
Transaction costs	1	—	—	1	—

Adjusted pre-tax earnings (loss)	$287	$171	$141	$2	$(27)

Total non-GAAP, pre-tax adjustments	$(44)	$(47)	$(1)	$4	$—
Income taxes on non-GAAP adjustments	11	11	1	(1)	—
Non-controlling interest on non-GAAP adjustments	(3)	—	(3)	—	—
Deferred tax asset valuation allowance	(6)	(6)	—	—	—
Total non-GAAP adjustments	$(42)	$(42)	$(3)	$3	$—

Adjusted net earnings (loss) attributable to common shareholders	$206	$130	$95	$8	$(27)

Adjusted EPS attributable to common shareholders - diluted	$0.76

FIDELITY NATIONAL FINANCIAL, INC.
FIRST QUARTER SEGMENT INFORMATION
(In millions, except per share data)
(Unaudited)

	Consolidated	Title	F&G	Corporate and Other
Three Months Ended
March 31, 2023
Direct title premiums	$428	$428	$—	$—
Agency title premiums	550	550	—	—
Escrow, title related and other fees	880	471	365	44
Total title and escrow	1,858	1,449	365	44

Interest and investment income	611	81	519	11
Recognized gains and losses, net	5	22	(15)	(2)
Total revenue	2,474	1,552	869	53

Personnel costs	677	598	53	26
Agent commissions	420	420	—	—
Other operating expenses	360	296	36	28
Benefits & other policy reserve changes	812	—	812	—
Market risk benefit (gains) losses	59	—	59	—
Depreciation and amortization	134	37	90	7
Provision for title claim losses	44	44	—	—
Interest expense	42	—	22	20
Total expenses	2,548	1,395	1,072	81

Pre-tax earnings (loss)	$(74)	$157	$(203)	$(28)

Income tax expense (benefit)	14	27	(8)	(5)
Earnings from equity investments	—	—	—	—
Non-controlling interests	(29)	2	(31)	—

Net earnings (loss) attributable to common shareholders	$(59)	$128	$(164)	$(23)

EPS attributable to common shareholders - basic	$(0.22)

EPS attributable to common shareholders - diluted	$(0.22)

Weighted average shares - basic	270
Weighted average shares - diluted	271

FIDELITY NATIONAL FINANCIAL, INC.
FIRST QUARTER SEGMENT INFORMATION
(In millions, except per share data)
(Unaudited)

	Consolidated	Title	F&G	Corporate and Other
Three Months Ended
March 31, 2023
Net earnings (loss) attributable to common shareholders	$(59)	$128	$(164)	$(23)

Pre-tax earnings (loss) from continuing operations	$(74)	$157	$(203)	$(28)

Non-GAAP Adjustments
Recognized (gains) and losses, net	54	(22)	74	2
Market related liability adjustments	244	—	244	—
Purchase price amortization	27	18	5	4
Transaction costs	5	—	2	3

Adjusted pre-tax earnings (loss)	$256	$153	$122	$(19)

Total non-GAAP, pre-tax adjustments	$330	$(4)	$325	$9
Income taxes on non-GAAP adjustments	(70)	1	(69)	(2)
Non-controlling interest on non-GAAP adjustments	(40)	—	(40)	—
Deferred tax asset valuation allowance	(10)	(10)	—	—
Total non-GAAP adjustments	$210	$(13)	$216	$7

Adjusted net earnings (loss) attributable to common shareholders	$151	$115	$52	$(16)

Adjusted EPS attributable to common shareholders - diluted	$0.56

FIDELITY NATIONAL FINANCIAL, INC.
SUMMARY BALANCE SHEET INFORMATION
(In millions)

	March 31, 2024	December 31, 2023
	(Unaudited)	(Unaudited)
Cash and investment portfolio	$60,895	$58,816
Goodwill	5,107	4,830
Title plant	420	418
Total assets	84,496	80,614
Notes payable	3,884	3,887
Reserve for title claim losses	1,746	1,770
Secured trust deposits	693	731
Accumulated other comprehensive (loss) earnings	(2,029)	(2,119)
Non-controlling interests	712	552
Total equity and non-controlling interests	7,837	7,460
Total equity attributable to common shareholders	7,125	6,908

Non-GAAP Measures and Other Information

Title Segment

The table below reconciles pre-tax title earnings to adjusted pre-tax title earnings.

	Three Months Ended
(Dollars in millions)	March 31, 2024	March 31, 2023
Pre-tax earnings	$218	$157
Non-GAAP adjustments before taxes
Recognized (gains) and losses, net	(63)	(22)
Purchase price amortization	16	18
Total non-GAAP adjustments	(47)	(4)
Adjusted pre-tax earnings	$171	$153
Adjusted pre-tax margin	10.7%	10.0%

FIDELITY NATIONAL FINANCIAL, INC.
QUARTERLY OPERATING STATISTICS
(Unaudited)

	Q1 2024	Q4 2023	Q3 2023	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2022
Quarterly Opened Orders ('000's except % data)
Total opened orders*	315	257	318	347	308	266	363	443
Total opened orders per day*	5.1	4.1	5.0	5.4	5.0	4.3	5.7	6.9
Purchase % of opened orders	79%	78%	80%	79%	78%	76%	76%	75%
Refinance % of opened orders	21%	22%	20%	21%	22%	24%	24%	25%
Total closed orders*	186	192	224	233	188	216	278	348
Total closed orders per day*	3.0	3.1	3.6	3.6	3.0	3.5	4.3	5.4
Purchase % of closed orders	79%	80%	80%	81%	78%	76%	76%	71%
Refinance % of closed orders	21%	20%	20%	19%	22%	24%	24%	29%

Commercial (millions, except orders in '000's)
Total commercial revenue	$238	$294	$263	$263	$241	$344	$381	$436
Total commercial opened orders	48.7	43.7	49.1	50.2	48.5	44.9	54.8	64.2
Total commercial closed orders	24.3	26.3	25.6	27.7	24.7	30.5	35.2	39.7

National commercial revenue	$123	$164	$131	$132	$123	$177	$195	$226
National commercial opened orders	19.4	18.2	19.2	19.5	18.8	17.8	22.1	26.7
National commercial closed orders	9.2	10.1	9.4	10.1	8.7	11.9	14.0	15.3

Total Fee Per File
Fee per file	$3,555	$3,806	$3,618	$3,598	$3,446	$3,649	$3,621	$3,557
Residential fee per file	$2,746	$2,889	$2,861	$2,897	$2,601	$2,542	$2,697	$2,695
Total commercial fee per file	$9,800	$11,200	$10,300	$9,500	$9,800	$11,300	$10,800	$11,000
National commercial fee per file	$13,400	$16,300	$14,000	$13,000	$14,100	$14,900	$13,900	$14,800

Total Staffing
Total field operations employees	10,000	9,900	10,400	10,600	10,400	10,700	12,000	12,700

Actual title claims paid ($ millions)	$70	$64	$69	$67	$62	$79	$65	$55

Title Segment (continued)

FIDELITY NATIONAL FINANCIAL, INC.
MONTHLY TITLE ORDER STATISTICS

	Direct Orders Opened *		Direct Orders Closed *
Month	/ (% Purchase)		/ (% Purchase)
January 2024	102,000	79%	56,000	78%
February 2024	102,000	79%	61,000	79%
March 2024	111,000	80%	69,000	80%

First Quarter 2024	315,000	79%	186,000	79%

	Direct Orders Opened *		Direct Orders Closed *
Month	/ (% Purchase)		/ (% Purchase)
January 2023	94,000	78%	54,000	76%
February 2023	97,000	78%	57,000	79%
March 2023	117,000	79%	77,000	79%

First Quarter 2023	308,000	78%	188,000	78%
* Includes an immaterial number of non-purchase and non-refinance orders

F&G Segment

The table below reconciles net earnings (loss) attributable to common shareholders to adjusted net earnings attributable to common shareholders. The F&G Segment is reported net of noncontrolling minority interest.

	Three Months Ended
(Dollars in millions)	March 31, 2024	March 31, 2023
Net earnings attributable to common shareholders	$98	$(164)
Non-GAAP adjustments(1):
Recognized (gains) losses, net	32	74
Market related liability adjustments	(55)	244
Purchase price amortization	22	5
Transaction costs	—	2
Income taxes on non-GAAP adjustments	1	(69)
Non-controlling interest on non-GAAP adjustments	(3)	(40)
Adjusted net earnings (loss) attributable to common shareholders(1)	$95	$52

•Adjusted net earnings of $95 million for the first quarter of 2024 include $84 million, or $0.31 per share, of investment income from alternative investments and $5 million, or $0.02 per share, of CLO redemption gains and bond prepay income. Alternative investments investment income based on management’s long-term expected return of approximately 10% was $128 million, or $0.47 per share.

•Adjusted net earnings of $52 million for the first quarter of 2023 included $83 million, or $0.31 per share, of investment income from alternative investments, offset by $31 million, or $0.11 per share, tax valuation allowance. Alternative investments investment income based on management’s long-term expected return of approximately 10% was $111 million, or $0.41 per share.

The table below provides a summary of sales highlights.

	Three Months Ended
(In millions)	March 31, 2024	March 31, 2023
Total annuity sales	$2,764	$2,724
Indexed universal life sales	42	37
Funding agreements (FABN/FHLB)	105	256
Pension risk transfer	584	264
Gross sales(1)	$3,495	$3,281
Sales attributable to flow reinsurance to third parties	(1,193)	(1,072)
Net Sales(1)	$2,302	$2,209

Footnotes:
1.Non-GAAP financial measure. See the Non-GAAP Measures section below for additional information.

DEFINITIONS
The following represents the definitions of non-GAAP measures used by the Company.

Adjusted Net Earnings attributable to common shareholders

Adjusted net earnings attributable to common shareholders is a non-GAAP economic measure we use to evaluate financial performance each period. Adjusted net earnings attributable to common shareholders is calculated by adjusting net earnings (loss) attributable to common shareholders to eliminate:
i.Recognized (gains) and losses, net: the impact of net investment gains/losses, including changes in allowance for expected credit losses and other than temporary impairment (“OTTI”) losses, recognized in operations; and the effects of changes in fair value of the reinsurance related embedded derivative and other derivatives, including interest rate swaps and forwards;
ii.Market related liability adjustments: the impacts related to changes in the fair value, including both realized and unrealized gains and losses, of index product related derivatives and embedded derivatives, net of hedging cost; the impact of initial pension risk transfer deferred profit liability losses, including amortization from previously deferred pension risk transfer deferred profit liability losses; and the changes in the fair value of market risk benefits by deferring current period changes and amortizing that amount over the life of the market risk benefit;
iii.Purchase price amortization: the impacts related to the amortization of certain intangibles (internally developed software, trademarks and value of distribution asset and the change in fair value of liabilities recognized as a result of acquisition activities);
iv.Transaction costs: the impacts related to acquisition, integration and merger related items;
v.Certain income tax adjustments: the impacts related to unusual tax items that do not reflect our core operating performance such as the establishment or reversal of significant deferred tax asset valuation allowances in our Title and Corporate and Other segments;
vi.Other “non-recurring,” “infrequent” or “unusual items”: Management excludes certain items determined to be “non-recurring,” “infrequent” or “unusual” from adjusted net earnings when incurred if it is determined these expenses are not a reflection of the core business and when the nature of the item is such that it is not reasonably likely to recur within two years and/or there was not a similar item in the preceding two years;
vii.Non-controlling interest on non-GAAP adjustments: the portion of the non-GAAP adjustments attributable to the equity interest of entities that FNF does not wholly own; and
viii.Income taxes: the income tax impact related to the above-mentioned adjustments is measured using an effective tax rate, as appropriate by tax jurisdiction

While these adjustments are an integral part of the overall performance of F&G, market conditions and/or the non-operating nature of these items can overshadow the underlying performance of the core business. Accordingly, management considers this to be a useful measure internally and to investors and analysts in analyzing the trends of our operations. Adjusted net earnings should not be used as a substitute for net earnings (loss). However, we believe the adjustments made to net earnings (loss) in order to derive adjusted net earnings provide an understanding of our overall results of operations.

Assets Under Management (AUM)
AUM is comprised of the following components and is reported net of reinsurance assets ceded in accordance with GAAP:

i. total invested assets at amortized cost, excluding investments in unconsolidated affiliates, owned distribution and derivatives;
ii.investments in unconsolidated affiliates at carrying value;
iii.related party loans and investments;
iv.accrued investment income;
v.the net payable/receivable for the purchase/sale of investments; and
vi.cash and cash equivalents excluding derivative collateral at the end of the period.

Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the size of our investment portfolio that is retained.

AUM before Flow Reinsurance

AUM before Flow Reinsurance is comprised of components consistent with AUM, but also includes flow reinsured assets.

Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the size of our investment portfolio including reinsured assets.

Average Assets Under Management (AAUM)

AAUM is calculated as AUM at the beginning of the period and the end of each month in the period, divided by the total number of months in the period plus one.

Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the rate of return on retained assets.

Sales

Annuity, IUL, funding agreement and non-life contingent PRT sales are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP. Sales from these products are recorded as deposit liabilities (i.e., contractholder funds) within the Company's consolidated financial statements in accordance with GAAP. Life contingent PRT sales are recorded as premiums in revenues within the consolidated financial statements. Management believes that presentation of sales, as measured for management purposes, enhances the understanding of our business and helps depict longer term trends that may not be apparent in the results of operations due to the timing of sales and revenue recognition.